UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2013

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-34650

Delaware	04-3651093
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6373 San Ignacio Avenue, San Jose, California 95119

(Address of principal executive offices, including zip code)

(408) 733-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 12, 2012, OCZ Technology Group, Inc. (“OCZ”) entered into Amendment No. 1 (the “First Amendment”) to its Credit Agreement dated as of May 10, 2012 (the “Credit Agreement”) with Wells Fargo Capital Finance (“WFCF”), as administrative agent for the lenders that are parties thereto (“Agent”). The First Amendment redefined certain calculations within the borrowing base along with requiring weekly rather than monthly monitoring of the minimum liquidity levels.

On January 15, 2013, OCZ entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement with WFCF as OCZ was in violation of certain covenants which included OCZ’s failure to meet a minimum EBITDA requirement which became applicable after OCZ’s liquidity fell to a level where such EBITDA requirement became applicable (such violations, the “Designated Defaults”). The Second Amendment keeps the line of credit available for a period (the “Second Amendment Period”) commencing January 15, 2013 and ending on the date which is the earliest of (i) February 15, 2013, or such later date as Agent and WFCF may agree to in writing, in their sole discretion; (ii) the occurrence of any Event of Default, other than the Designated Defaults; or (iii) the occurrence of any Termination Event. “Termination Event” is defined to mean the initiation of any action by OCZ, the guarantors or any of their successors and assigns, and its present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives to invalidate or limit the enforceability of certain acknowledgments set forth in the Second Amendment, the release referred to below or the covenant not to sue referred to below.

In addition, OCZ agreed to certain additional terms and conditions, including the following: (1) OCZ does not have the right to exercise the LIBOR option with respect to its loans until WFCF delivers written notice to OCZ expressly agreeing to reinstate the LIBOR option. Without the LIBOR option, loans under the Credit Agreement bear interest at the Base Rate (as defined in the Credit Agreement) plus a spread, with the effect that the interest rate increases by approximately 2%; (2) upon the expiration or termination of the Second Amendment Period, WFCF will have no further obligation to make loans under the Credit Agreement; (3) the amount of loans that may be outstanding under the Credit Agreement is limited to (i) $35,000,000 less (ii) the sum of the letters of credit at such time, plus the principal amount of swing loans outstanding at such time, plus a new availability block of $15,000,000; (4) WFCF has established a new availability reserve of $5,000,000 against the borrowing base; (5) OCZ agreed to deliver pledge agreements and appropriate financing statements pledging to the Agent 65% of the voting equity interest of Indilinx Co, OCZ’s Korean subsidiary (the “Korean Sub”); (6) OCZ agreed to not permit Liquidity (as defined in the Credit Agreement) to be less than $10,000,000 for more than one consecutive day; (7) OCZ paid an amendment fee of $100,000; (8) OCZ agreed to cause the Korean Sub to transfer to OCZ as soon as practicable (but in no event later than February 28, 2013) all of the material assets of the Korean Sub, including, without limitation, its intellectual property and intellectual property licenses; (9) the committed expansion by WFCF to up to $60 million of cumulative borrowings has been eliminated; and (10) OCZ and the guarantors agreed, on behalf of themselves and their successors and assigns, and their present and former members, shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, legal representatives and other representatives, to release certain claims against WFCF, each lender, and each of their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, advisors, employees, agents, legal representatives and other representatives and covenanted not to sue such parties in respect of such claims .

The preceding description is a summary of the material terms of the First Amendment and the Second Amendment and does not purport to be complete.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2013	OCZ TECHNOLOGY GROUP, INC.

	By:	/s/ Arthur F. Knapp, Jr.
	Name:	Arthur F. Knapp, Jr.
	Title:	Chief Financial Officer